UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  11/01/2014

EnerSys
(Exact name of registrant as specified in its charter)

Commission File Number:  1-32253

Delaware	23-3058564
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

2366 Bernville Road, Reading, Pennsylvania 19605
(Address of principal executive offices, including zip code)

(610) 208-1991
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

In connection with the appointment of David M. Shaffer as President and Chief Operating Officer of EnerSys effective on November 1, 2014, (a) Mr. Shaffer's annual base salary was increased to $460,000, subject to annual review and adjustment by the Compensation Committee of the Board of Directors, and (b) the letter agreement and employment contract with Mr. Shaffer in connection with his employment by a subsidiary of EnerSys in Switzerland were terminated, except for those provisions pertaining to taxes during his employment in 2014 in Switzerland and other post-term benefits. The foregoing description of the arrangement with Mr. Shaffer is qualified in its entirety by the full text of the Employment Offer Letter, dated October 20, 2014, of EnerSys Delaware Inc. to David M. Shaffer, which is attached hereto as Exhibit 10.2 and incorporated herein by reference.

In connection with Mr. Shaffer's appointment described above as part of the management succession plan presented by John D. Craig to the Board of Directors, effective November 1, 2014, Mr. Craig agreed to modify his employment agreement to clarify his continued duties as Chairman and Chief Executive Officer of EnerSys and waive any right to claim "Good Reason" (as defined in his employment agreement) as a result of this change. The foregoing description of the modification and waiver by Mr. Craig is qualified in its entirety by the full text of the Side letter to Employment Agreement, dated October 30, 2014, between EnerSys and John D. Craig, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

In connection with the appointment of Todd M. Sechrist as President EnerSys EMEA effective on November 1, 2014, Mr. Sechrist entered into a letter agreement and an employment contract in connection with his international assignment, which will be for a maximum term of three years. The letter agreement sets forth the terms of employment and the employment contract provides additional provisions required by Swiss law. The employment contract provides that the statutory notice requirement applicable to employers in Switzerland applies in connection with termination of employment, and the letter agreement and employment contract generally provide that Mr. Sechrist may not compete with EnerSys' business or solicit any of its employees for at least one year following termination of his employment. Under his letter agreement, Mr. Sechrist is entitled to: (i) an annual base salary of $400,000, (ii) certain cost of living supplement, (iii) a car and housing allowance, (iv) tax preparation and consulting services, (v) reimbursement for certain expenses that Mr. Sechrist incurs as a result of being located outside of the United States, and (vi) certain air travel reimbursement to and from the United States for Mr. Sechrist or his immediate family. The foregoing description of the arrangement with Mr. Sechrist is qualified in its entirety by the full texts of the Employment Contract, dated September 12, 2014, between EH Europe GmbH and Todd M. Sechrist and the Letter Agreement, dated September 12, 2014, between EnerSys and Todd M. Sechrist, which are attached hereto as Exhibits 10.3 and 10.4, respectively, and incorporated herein by reference.

Item 5.03.    Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On and effective as of November 1, 2014, the Board of Directors of EnerSys amended its Amended and Restated Bylaws to (i) provide for the appointment of, and duties and responsibilities for, the Lead Director, (ii) delete references to the office of the Vice Chairman, (iii) delete references to the 2004 Securityholder Agreement, which terminated pursuant to its terms, and (iv) update EnerSys' registered office (collectively, the "Bylaw Amendment"). The foregoing description of the Bylaw Amendment is qualified in its entirety by the full text of the Second Amended and Restated Bylaws, which is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits

3.1        Second Amended and Restated Bylaws of EnerSys (incorporated by reference to Exhibit 3.3 to EnerSys' Quarterly Report on Form 10-Q for the period ended September 28, 2014 (File No. 001-32253) filed on November 5, 2014).

10.1        Side Letter to Employment Agreement, dated October 30, 2014, between EnerSys and John D. Craig (incorporated by reference to Exhibit 10.4 to EnerSys' Quarterly Report on Form 10-Q for the period ended September 28, 2014 (File No. 001-32253) filed on November 5, 2014).

10.2        Employment Offer Letter, dated October 20, 2014, of EnerSys Delaware Inc. to David M. Shaffer (incorporated by reference to Exhibit 10.5 to EnerSys' Quarterly Report on Form 10-Q for the period ended September 28, 2014 (File No. 001-32253) filed on November 5, 2014).

10.3        Employment Contract, dated September 12, 2014, between EH Europe GmbH and Todd M. Sechrist (incorporated by reference to Exhibit 10.6 to EnerSys' Quarterly Report on Form 10-Q for the period ended September 28, 2014 (File No. 001-32253) filed on November 5, 2014).

10.4        Letter Agreement, dated September 12, 2014, between EnerSys and Todd M. Sechrist (incorporated by reference to Exhibit 10.7 to EnerSys' Quarterly Report on Form 10-Q for the period ended September 28, 2014 (File No. 001-32253) filed on November 5, 2014).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EnerSys

Date: November 06, 2014	By:	/s/ Richard W. Zuidema
Richard W. Zuidema
Executive Vice President